Pricing Supplement No. 4  Dated March 14, 1996
(To Prospectus Supplement dated February 20, 1996    Pursuant to Rule 424(b)(3)
and Prospectus dated January 31, 1996)               Registration Statement
                                                      No. 33-64193


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $75,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AA6

Trade Date: March 14, 1996

Settlement Date: March 22, 1996

Maturity Date: March 15, 2011

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $73,387,500

Interest Rate (per annum): 7.15%

Interest Payment Date(s): The 15th day of each month; commencing
                          April 15, 1996.

Record Date(s): ( )  March 1 and September 1 of each year
                (X)  Other: The first day of each month.

Day Count Basis: (X)  30/360
                 ( )  Actual

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
  ( )  The Notes may not be redeemed prior to stated maturity.
  (X) The Notes may not be redeemed prior March 15, 2001. Thereafter, they may be redeemed at the option of the Issuer upon at least 30 calendar days notice, in whole but not in part, on each September 15 and March 15 at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption.

Optional Redemption Date(s): See above.
Initial Redemption Date: March 15, 2001
Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Right of Payment:
 (X)  Subordinated   ( )  Unsubordinated

Original Issue Discount: N/A

Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:

     The Company, through J.P. Morgan Securities Inc. ("JPMSI") acting as the Company's agent, will sell $25,000,000 aggregate principal amount of the Notes to each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. at a price of 99.85% of the principal amount of the Notes.

     The Company has agreed to indemnify the JPMSI, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.